Marky Corp. Releases a Comprehensive SMM News Resource Marky News

Enhancing Access to Social Media Marketing Insights

SHERIDAN, WYOMING, USA, February 27, 2024 /EINPresswire.com/ -- Marky Corp. unveils its latest offering, Marky News, a sophisticated application aimed to revolutionize the way social media marketing insights are accessed and utilized.

With a reputation as a leading provider of premium information services, Marky Corp. has leveraged its expertise in SMM to create the Marky News Application. This innovative tool caters to the needs of entrepreneurs, marketers, and enthusiasts alike, offering a comprehensive suite of resources and industry news.

Now available for download on the App Store, Marky News provides exclusive access to a diverse range of SMM resources and industry updates. Users can stay informed with real-time alerts and gain valuable insights into the ever-evolving landscape of social media marketing.

For Android users, the release of Marky News on the Play Market is on the horizon, ensuring accessibility for all. In the meantime, users can visit the website to request the APK file and test the application.

Marky News aims to become the go-to destination for SMM enthusiasts worldwide by delivering comprehensive coverage and analysis. By aggregating news and discoveries from various sources, the platform offers a holistic view of the industry landscape.

With 24/7 monitoring, Marky News keeps users updated with real-time updates and personalized content curation. Advanced sorting capabilities enable users to make informed decisions and stay ahead of the competition. The search functionality allows for easy filtering by tags representing diverse topics such as influencers, advertising, trends, SEO, and content.

Catering to various users, including small business owners, seasoned SMM specialists, and product promoters on social media, Marky News provides valuable insights tailored to specific interests and goals. Users can explore trending topics and access valuable insights.

Marky News also offers enhanced features such as the ability to share news on social media platforms and bookmarking to save and revisit favorite articles.

Committed to continuous innovation, Marky Corp. promises regular updates and new feature additions to enhance the user experience. Marky News aims to become the ultimate solution for SMM enthusiasts worldwide.

For more information and to download the app, visit the website at www.markycorp.com. For inquiries, please contact us at email@markycorp.com.

Kos Ramirez Maximiliano Marky Corp.

+1 8609730746

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